[McCARTHY TETRAULT LETTERHEAD]




                                                            August 19, 1999


Imax Corporation
2525 Speakman Drive
Mississauga, Ontario
L5K 1B1

Dear Sirs:

                  Re:  Imax Corporation

                  We refer to the prospectus in connection with the Share Option Agreement between Imax Corporation and Douglas Trumbull (the "Prospectus"). We hereby consent to the use of our name in the Prospectus, to the inclusion of the reference to the opinion of this firm and to the use of our opinion.

                                                  Yours Truly,

                                                  /s/ McCarthy Tetrault